Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

June 12, 2019

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Re:    Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statements on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 12, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, which you are filing with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2010 Plan (as defined below). On June 11, 2019 (the “Effective Date”) the stockholders of Tesla, Inc. approved the 2019 Equity Incentive Plan of Tesla, Inc. (the “2019 Plan”) and the 2019 Employee Stock Purchase Plan of Tesla, Inc. (the “2019 ESPP”). The total number of shares of common stock of Tesla, Inc. authorized for issuance under the 2019 Plan includes, in addition to 12,500,000 new shares (registered concurrently on a new registration statement on Form S-8), the number of shares subject to outstanding awards under the 2010 Equity Incentive Plan (the “2010 Plan”) as of the Effective Date that later terminate, expire, or are forfeited or repurchased as a result of a failure to vest (the “Prior Plan Shares”). The total number of shares of common stock of Tesla, Inc. authorized for issuance under the 2019 ESPP is 7,500,000 shares. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the 2010 Plan Shares under the 2019 Plan and the sale and issuance of the shares under the 2019 ESPP.

It is our opinion that, when issued and sold in the manner referred to in the 2019 Plan and pursuant to the standard agreements which accompany any sale under the 2019 Plan, the Prior Plan Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation